UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 10, 2009
RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-10093	13-6908486

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 350-9900
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
At the annual meeting of shareholders of Ramco-Gershenson Properties Trust (the “Trust”) held on June 10, 2009, the Trusts’ shareholders approved the 2009 Omnibus Long-Term Incentive Plan (the “Plan”). The Plan will be administered by Compensation Committee of the Board of Trustees (the “Board”). The Plan provides for the award to trustees, officers and employees and other service providers of the Trust of restricted shares, restricted share units, options to purchase unrestricted shares, share appreciation rights, unrestricted shares, and other awards to acquire up to 900,000 shares. The maximum number shares that can be awarded under the Plan to any one person, other than pursuant to an option or share appreciation rights, is 100,000 per year.
The Plan prohibits the repricing of options and share appreciation rights without the approval of the shareholders, either by canceling the award to issue a replacement award to the participant at a lower price or by reducing the exercise price of the award. The term of stock options and stock appreciation rights granted pursuant to the Plan may not exceed ten years.
The Plan is effective as of June 10, 2009, the date on which the Plan was approved by the Trust’s shareholders. The Board may terminate or amend the Plan at any time and for any reason. Unless terminated earlier, the Plan will terminate with respect to the grant of new awards on June 10, 2019.
The forgoing description of the terms of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Ramco-Gershenson Properties Trust 2009 Omnibus Long-Term Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST
Date: June 15, 2009	By:	/s/ Richard J. Smith
Richard J. Smith
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Ramco-Gershenson Properties Trust 2009 Omnibus Long-Term Incentive Plan.

4